UNITES STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   April 2, 2012

MET-PRO CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania	001-07763	23-1683282
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

160 Cassell Road, P.O. Box 144
Harleysville, Pennsylvania	19438
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 723-6751

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)(c)(e)  On April 2, 2012, Neal E. Murphy was elected Vice President-Finance, Secretary, Treasurer, Chief Financial Officer and Chief Accounting Officer of Met-Pro Corporation.  Mr. Murphy assumes these positions from Gary J. Morgan (except that Mr. Morgan was Senior Vice President-Finance), who resigned these positions on April 2, 2012. Additionally, on April 2, 2012, Mr. Morgan resigned as a Director of Met-Pro Corporation.

Mr. Murphy’s election to these positions was anticipated by the Current Report on Form 8-K that the Company filed for an event dated February 7, 2012, and Mr. Morgan’s anticipated resignations were previously disclosed in Current Reports on Form 8-K for events dated October 4, 2011 and November 29, 2011.

Also on April 2, 2012, the Company and Mr. Murphy entered into a Key Employee Severance Pay Agreement that provides for a severance payment of 18 months of base salary in the event of an Involuntary Termination of Mr. Murphy’s Employment that shall occur during the 18 month period following a Change of Control (with such capitalized terms having the meaning ascribed to them by the agreement). The base salary amount to be paid is the amount that is in effect at the time of the Change of Control or thereafter, whichever is higher. Mr. Murphy’s base salary is currently $260,000 per year. The foregoing description is subject to the more precise terms of such agreement, which is filed as an exhibit to this Report.

Also on April 2, 2012, Paul A. Tetley was elected Vice President of Met-Pro Corporation and General Manager of Strobic Air Corporation, a wholly-owned subsidiary of Met-Pro Corporation. Immediately prior to this election, Mr. Tetley was Executive Vice President of Met-Pro Corporation.

Item 9.01.	Financial Statements and Exhibits

(10)(cp)	Key Employee Severance Pay Agreement dated April 2, 2012 between the Company and Neal E. Murphy.

99.1	Press Release dated April 5, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 5, 2012	MET-PRO CORPORATION

By: /s/ Raymond J. De Hont
Raymond J. De Hont,
President and Chief Executive Officer

Exhibit Index

Exhibit	Description

(10)(cp)	Key Employee Severance Pay Agreement dated April 2, 2012 between the Company and Neal E. Murphy.

99.1	Press Release dated April 5, 2012